Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), is entered into effective as of April 22, 2009 (the “Effective Date”), by and between CPI Acquisition, Inc., a Delaware corporation and any subsidiary thereof (together, the “Company”) and Steve Montross, an individual (the “Employee”).

RECITALS

A.                                    The Company (and its affiliates) are engaged in the business of manufacturing, personalizing, fulfilling, designing, distributing, packaging, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, membership cards, gaming cards, player tracking cards, casino cards, hotel key cards, access cards, ID cards, contactless cards, prepaid gift cards and blank cards (the “Business”); and

B.                                    The Company desires to employ Employee on the terms and conditions set forth herein and Employee desires to be employed by the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, Employee and the Company agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth below.

1.1                               Affiliates.  “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, (a) “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (b) in the case of an individual, the term “Affiliate” shall include the members of the immediate family (i.e. parents, spouse and children) of such individual.

1.2                               Company.  “Company” includes the Company’s subsidiaries, divisions and Affiliates as they may exist from time to time.

1.3                               Confidential Information. “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Company and includes, without limitation, the following information: financial information, including but not limited to earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; growth, merger, acquisition and/or divestiture plans; marketing information, including but not limited to details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including but not limited to development plans, product designs, manufacturing and process information, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation information and recruiting plans.  Confidential Information includes information developed by Employee in the course of performing service to the Company.  Employee acknowledges that such information is confidential whether or not it is labeled as such by the Company.

1.4                               Holdings.  “Holdings” means CPI Holdings I, Inc.

1.5                               Governmental Authority.  “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.6                               Person.  “Person” means any individual, partnership, corporation, association, joint stock company, trust joint venture, limited liability company, Governmental Authority or other entity or organization.

1.7                               Restricted Territory.  “Restricted Territory” means the United States of America, Canada, Mexico and Europe.

1.8                               Stockholders Agreement. “Stockholders Agreement” means that certain Stockholders Agreement dated as of June 28, 2007 by and among Holdings and the stockholders of Holdings signatory thereto (including Employee), as amended by that certain First Amendment to Stockholders Agreement, dated as of January 15, 2008, and as further amended by that certain Second Amendment to Stockholders Agreement, dated as of December 5, 2008, as further amended from time to time.

1.9                               Work Product.  “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information of distributors or their employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by Employee, in whole or in part, alone or with others, which results from any work he may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company regardless of whether made, developed or conceived prior to or during the Term.

Section 2.  Employment.

2.1                               Term.  The Company shall employ Employee, and Employee shall serve the Company, for a continuous term beginning on April 22, 2009 and ending on April 22, 2014  (the “Original Term”), and this Agreement shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods beginning on April 23, 2014, unless Employee gives the Company written notice in accordance with the terms herein of his election not to renew this Agreement at least 30 days prior to the end of the Original Term or any such renewal term, unless the Company informs Employee of its election not to renew this Agreement at least 30 days prior to the end of the Original Term or any such renewal term (a “Company Non-Renewal Notice”), or unless sooner terminated pursuant to the provisions of this Agreement (the “Term”).

2.2                               Duties.

(a)                                 Capacity.  Employee will be employed as the President and Chief Executive Officer of the Company, and Employee will perform the responsibilities and duties that are usual to the position of a President and Chief Executive Officer and such reasonable managerial responsibilities and duties as may be assigned to him hereafter from time to time by the Company’s board of directors (the “Board”), consistent with Employee’s position.  Employee will report to the Chairman of the Board.  Employee will use his best efforts to promote the interests, prospects, condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner.

(b)                                 Schedule and Location.  Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Employee shall render his services in accordance with such policies as the Company may establish from time to time for the conduct of its employees.  Employee shall perform his duties under this Agreement predominately at the Company’s headquarters in Littleton, Colorado, and shall travel to such other places in the United States and elsewhere as required to perform his duties or as the Board so directs from time to time as may be reasonably needed.  From the date of this Agreement to November 1, 2009 (the “Interim Period”), Employee shall be permitted to commute between his home in Lake Forest, Illinois and the Company’s headquarters in Littleton, Colorado.  By the conclusion of the Interim Period, Employee agrees that he shall relocate to, and remain through the Term, in an area within a reasonable driving distance of the Company’s headquarters in Littleton, Colorado.

(c)                                  Exclusivity.  Without limiting the generality of the foregoing, Employee shall not, without the prior written approval of the Board, render services of a business, professional or commercial nature for compensation or otherwise to any Person during the Term.

2.3                               Compensation.  As compensation for the services to be rendered and the other obligations undertaken by Employee under this Agreement, the Company shall pay Employee the following compensation:

(a)                                 Salary.  During the Term, and in accordance with the Company’s policies in effect from time to time, the Company shall pay to Employee an annual base salary (the “Annual Base Salary”) of $390,000.00, payable monthly in arrears ($32,500 per month).  Employee’s Annual Base Salary will be reviewed by the Board each year and, in the sole discretion of the Board, may be adjusted upward based on performance metrics.

(b)                                 Incentive Compensation.  During the Term, Employee shall be eligible to participate in the Company’s incentive compensation program, subject to the terms and conditions therein.  Pursuant to the incentive compensation program, Employee will have the opportunity for an incentive bonus at a target of up to 50% of the Annual Base Salary per year, depending on performance metrics to be agreed upon in writing between Employee and the Board.

(c)                                  Equity Investment.  On or before December 31, 2009, Employee will subscribe for shares of the Company in an amount not less than $100,000 on terms reasonably acceptable to the Company, by delivering $50,000 in cash no later than December 31, 2009 and a $50,000 note payable no later than December 31, 2011 on terms reasonably acceptable to the Company.

(d)                                 Expenses; Vacation.  During the Term, the Company shall reimburse Employee for his reasonable travel and entertainment expenses in connection with his employment by the Company in accordance with the policies of the Company in effect from time to time.  Employee will receive four (4) weeks paid vacation per year and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company.

(e)                                  Company Car.  During the Term, the Company shall provide Employee with a reasonable monthly car allowance to be approved by the Chairman in order to defray the cost of an automobile and automobile insurance in Littleton, Colorado.

(f)                                   Interim Period Expenses and Moving Expenses.  During the Interim Period, the Company will reimburse Employee for reasonable travel expenses between Lake Forest, Illinois and Denver, Colorado and accommodations in Littleton, Colorado.  In addition, the Company will reimburse

Employee for all reasonable moving expenses associated with Employee’s move from Lake Forest, Illinois to the Littleton, Colorado area.  In the event that Employee’s move is staggered, the parties agree that Employee will only be entitled to a one-time reimbursement for the reasonable moving expenses associated with a single relocation.  The parties agree that such reasonable moving expenses shall include costs associated with (a) the physical relocation of Employee’s household possessions; (b) real estate commissions paid by Employee on the sale of his home in Lake Forest, Illinois (up to a maximum of 5% of the sale price); (c) closing costs (excluding any points that Employee chooses to pay on any mortgage for his new home) relating to Employee’s new home in the Littleton, Colorado area; and (d) any other reasonable expenses agreed to and approved by the Chairman of the Board.

(g)                                  Gross-Up Bonus.  Provided that Employee’s employment is not terminated and neither the Company nor Employee have provided any notice of termination pursuant to Section 6 of this Agreement on or before April 1, 2010, Employee shall receive on that date a one-time, lump sum bonus payment of $71,000 to defray Employee’s out-of-pocket cash tax liability as a result of the equity granted to Employee in connection with Employee’s investment in the Company (the “Gross-Up Bonus”).

(h)                                 Additional Benefits.  During the Term, Employee and Employee’s eligible dependents shall be entitled to participate in each insurance, health, disability, major medical insurance, 401(k) plan or other arrangement that the Company adopts for the general benefit of its eligible executive-level employees to the extent permitted by law and to the extent Employee is otherwise entitled to participate based upon Employee’s age, service, compensation, job classification and any other factors determining eligibility to participate under each such arrangement.  The insurance and benefit plans are subject to such general modifications, increases or reductions in such employee benefit plans and fringe benefits as may be made from time to time by the Company.

Section 3.  Restrictive Covenants.

3.1                               Confidential Information.  Employee acknowledges and agrees that in the performance of his duties under this Agreement, he will be brought into frequent contact, either in person, by telephone, electronically or through the mails, with existing and potential customers of the Company. Employee further agrees that any Confidential Information gained by Employee during his employment with the Company has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that Employee not compete with the Company during the Term and not compete with the Company for a reasonable period after such employment, as further provided in the following sections.

3.2                               Non-Competition During Term.  During the Term and any renewal term or other period of employment, Employee shall not, in any of the United States of America, Canada or any other country in the world:

(a)                                 enter into or engage in any business that competes with the Business; or

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business; or

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.

3.3                               Non-Competition After Term and Following Employment.

(a)                                 For a period of two (2) years following the termination of Employee’s employment with the Company for any reason, Employee shall not:

(i)                                     enter into or engage in any business that competes with the Business within the Restricted Territory; or

(ii)                                  solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory; or

(iii)                               solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company within the Restricted Territory or attempt to do so; or

(iv)                              counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory.

3.4                               Employee Non-Solicitation.  During the Term, any renewal term or other period of employment with the Company and for a period of two (2) years following termination of Employee’s employment with the Company for any reason, Employee shall not, and shall cause each of his Affiliates not to, directly or indirectly, solicit or induce or attempt to solicit or induce any employee, representative or agent of the Company to terminate his or its employment, representation or other association with the Company.

3.5                               Non-Competition - Direct or Indirect.  Employee will be in violation of Sections 3.2, 3.3 and 3.4 if he engages in any or all of the activities set forth in those sections directly as an individual on his own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, officer and/or director of any Person or as an equity holder of any Person in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.

3.6                               Return or Destruction.  Upon any termination of Employee’s employment with the Company, Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

3.7                               Reasonableness of Restrictions.                     Employee acknowledges: (i) that the scope and duration of the restrictions on Employee’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company; (ii) that Employee will be reasonably able to earn a living without violating the terms of this Agreement; (iii) that the geographic restrictions are reasonable and appropriate given the Company’s scope of business; and (iv) the restrictions in this Agreement have served as a material inducement to the Company to hire Employee.

Section 4.  Development of Inventions, Improvements or Know-How.

4.1                               Disclosure Obligation.  Employee and his heirs, assigns and representatives, as appropriate, shall disclose fully and promptly to the Company any and all Work Product developed during the course and scope of Employee’s employment, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.

4.2                               Assignment.  All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company.  If, and to the extent, any of the Work Product is not considered a “work of hire,” Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, Employee’s entire right, title and interest in and to all Work Product.  At the Company’s expense and at the Company’s request, Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  Employee appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

4.3                               Publication.  Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from Employee’s work on behalf of the Company without the prior written consent of the Board.

Section 5.  Non-Disclosure.  Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during the Term or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how Employee may have acquired such information. Employee specifically acknowledges that with respect to any Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Employee and whether compiled by the Company and/or Employee, such Confidential Information:  (i) derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or uses, (ii) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (iii) such information is and will remain the sole property of the Company; and (iv) any retention and use of such information during or after the termination of his employment with the Company will constitute a misappropriation of the Company’s trade secrets.  Employee’s confidentiality and non-disclosure obligations under this Section 5 shall extend beyond the Term, any renewal term, or other period of Employee’s employment with the Company, no matter the reason for the termination of Employee’s employment with the Company, for as long as such Confidential Information is not generally known to the public.

Section 6.  Termination of Employment.

6.1                               Right to Terminate.

(a)                                 Death.  Employee’s employment by with the Company and this Agreement shall terminate upon Employee’s death.

(b)                                 Disability.  In the event that Employee, because of accident, disability or physical or mental illness, is incapable of performing his duties under this Agreement with reasonable accommodations pursuant to the Americans with Disabilities Act (“ADA”), the Company has the right to terminate Employee’s employment with the Company and this Agreement upon 30 days’ prior written notice to Employee.  For purposes of this Section 6.1(b), Employee will be deemed to have become incapable of performing his duties under this Agreement if he is incapable of so doing with reasonable accommodations pursuant to the ADA for (a) a continuous period of 180 days and remains so incapable at the end of such 180-day period, or (b) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)                                  Cause.  The Company has the right to terminate the Employee’s employment with the Company and this Agreement for cause upon any (i) Employee’s conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of the Company, or any other act involving fraud with respect to the Company by Employee; (iii) other material breach by Employee of this Agreement, the Stockholders Agreement or any other agreement relating to Employee’s employment with the Company which is not cured within thirty (30) days after written notice of such breach to Employee; (iv) gross or willful misconduct that is materially injurious to the Company, (v) repeated failure, after written notice to Employee, to follow the reasonable and lawful directives of the Board which directives are not inconsistent with Employee’s position or responsibilities to the Company; and (vi) failure by Employee to relocate to the Littleton, Colorado area by November 1, 2009.

(d)                                 Otherwise by the Company.  The Company has the right to terminate Employee’s employment with the Company for any other reason not specified in this Section 6.1 upon written notice to Employee.

(e)                                  By Employee for Good Reason.  Employee has the right to terminate his employment with the Company and this Agreement for good reason upon any (i) material, negative change in his title or material reduction in the scope of his duties, responsibilities, or authority; (ii) relocation of his principal place of employment more than twenty (20) miles from Littleton, Colorado without his consent; or (iii) the Company’s material breach of this Agreement or any other agreement with Employee; provided, however, that notwithstanding anything else herein, no act or failure to act by the Company shall give rise to a good reason for Employee’s voluntary resignation unless Employee informs the Company in writing of his intent to resign for good reason within thirty (30) days of the act or failure to act, and the Company fails to cure the act or failure to act within thirty (30) days of receiving such written notice.

(f)                                   Otherwise by Employee.  Employee has the right to terminate his employment with the Company under this Agreement for any other reason not specified in Section 6.1(e) at any time upon 90 days’ prior written notice to the Company.

6.2                               Rights and Obligations of Employee Upon Termination.

(a)                                 Payment Obligation.  Upon the termination by the Company of Employee’s employment pursuant to Sections 6.1(c), or the termination by Employee of Employee’s employment pursuant to Section 6.1(f), the Company will have no further obligation to Employee under this Agreement except to distribute to Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination, and (ii) the benefits due Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which he participates.

(b)                                 Death or Disability Benefits.  Upon any termination of Employee’s employment pursuant to Section 6.1(a) or (b), and the execution and delivery by Employee or Employee’s legal representative to the Company of a general release in form and substance satisfactory to the Company in its reasonable discretion, the Company shall pay to Employee or, in the event of Employee’s death, Employee’s designated beneficiary or estate, on the last day of each of the six (6) months following the month in which notice of such termination occurred, a severance payment equal to the sum of Employee’s monthly installment of Annual Base Salary plus a pro-rated amount of Employee’s annual bonus as determined by the Board.  Notwithstanding the foregoing, the Company is not obligated to pay any severance payments to Employee if Employee violates Sections 3, 4 or 5 of this Agreement.

(c)                                  Severance Benefits.  Upon (i) any termination by the Company of the Employee’s employment pursuant to Section 6.1(d); (ii) the Company’s presentment to Employee of a Company Non-Renewal Notice (provided that Employee is willing and able to renew this Agreement with terms and conditions substantially similar to the existing terms and conditions and to continue providing the services and performing the duties set forth in this Agreement), or (iii) Employee’s termination of employment for good reason pursuant to Section 6.1(e), and the Employee’s execution and delivery to the Company of a general release in form and substance satisfactory to the Company in its reasonable discretion, the Company shall pay to the Employee:

(i)                                     On the last day of each of the twelve (12) months following the month in which notice of such termination occurred, a severance payment equal to the Employee’s monthly installment of Annual Base Salary plus one-twelfth (1/12th) of Employee’s estimated annual bonus as determined by the Board in good faith (“Severance Benefits”);

(ii)                                  In accordance with usual payroll practices, any unpaid installment of his base salary, plus a pro-rata portion of Employee’s incentive compensation for the number of complete months in the fiscal year prior to termination (the “Pro-Rata Bonus”).

Employee’s Pro-Rata Bonus shall only include the portion of the incentive compensation related to the EBITDA performance of the Company relative to the target determined by the Board for the applicable fiscal year and shall not include the portion of the incentive compensation related to Employee’s individual objectives.  Notwithstanding the foregoing, the Company is not obligated to pay any Pro-Rata Bonus or Severance Benefits to the Employee if the Employee violates Sections 3, 4 or 5 of this Agreement.

(d)                                 Release.  In connection with payments under Sections 6.2(b) or (c), the Company shall deliver a release to Employee within ten (10) days of Employee’s termination of employment.  No payments pursuant to Sections 6.2(b) or (c) shall be made prior to the date that both (i) Employee has delivered an original, signed release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that Employee had not yet delivered an original, signed release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable after the signed release has been delivered and the revocability period has elapsed, but not later than the seventy-fourth (74th) day following Employee’s termination of employment.  If Employee does not deliver an original, signed release to the Company within forty-five (45) business days (or such longer period if required by law) after receipt of the same from the Company, (i) Employee’s rights shall be limited to those made available to the Employee under Section 6.2(a) above, and (ii) the Company shall have no obligation to pay or provide to Employee any amount or benefits described in Sections 6.2(b) or (c), or any other monies on account of the termination of Employee’s employment.

Section 7.  Section 409A of the Internal Revenue Code.

(a)                                 Except to the extent earlier payment is permitted by Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, in the event that any amount due to Employee hereunder after the termination of his employment with the Company shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of his employment with the Company (or until his death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

(b)                                 This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision).  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.

Section 8.  Indemnification.  Employee shall be covered by any policy of liability insurance (“D&O Insurance”) maintained by the Company for its officers and directors during the Term to the maximum extent of such coverage provided to any other executive officer of the Company.  The Company agrees to provide Employee with information about any D&O Insurance maintained during the Term, including proof that such insurance is in place and the terms of coverage, upon Employee’s reasonable request.  In addition to any rights Employee may have under such D&O Insurance, except as may be prohibited by applicable law, the Company agrees to indemnify and hold Employee harmless from and against any and all claims or liabilities arising from, as a result of, or in connection with Employee’s employment by the Company (each, a “Potential Indemnified Claim”) to the fullest extent authorized by the General Corporation Law of the State of Delaware and consistent with Section 7.1 of the Amended and Restated By-Laws of CPI Holdings I, Inc., except to the extent the Board determines in its sole and reasonable discretion based on the facts reasonably discoverable to it at the time that such claims or liability are attributable to Employee’s gross negligence, willful misconduct, bad faith, or knowing violation of the law (a “Determination”).  If additional facts become known relating to a Potential Indemnified Claim after an initial Determination by the Board, Employee may request that the Board reconsider its Determination in view of such facts, although the Board will be under no obligation to reach a different Determination.  Notwithstanding the above, following a “Sale of the Company,” as such term is defined in the Stockholders Agreement, Employee may require that any Determination with respect to a Potential Indemnified Claim be made by a state or federal court sitting in Denver, Colorado, instead of by the Board.

Section 9.  Miscellaneous.

9.1                               Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

9.2                               Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter.

9.3                               Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company:	CPI Acquisition, Inc.
c/o Tricor Pacific Capital, Inc.
One Westminster Place
Lake Forest, IL 60054
Fax: (847) 295-4243
	Attention:	Bradley S. Seaman
Nicholas A. Peters

With copies to:	Tricor Pacific Capital, Inc.
200 Burrard St., Suite 1560
Vancouver, B.C. V6C 3L6
Fax: (604) 688-7649
	Attention:	Managing Director

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Fax: (312) 558-5700
	Attention:	Andrew McDonough, Esq.

If to Employee, at the address of Employee as set forth on the signature page hereto.

9.4                               Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of either party under this Agreement will be assignable without the prior written consent of the other party, provided the consent of Employee shall not be withheld unreasonably.

9.5                               Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

9.6                               Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

9.7                               Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

9.8                               Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile transmission, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

9.9                               Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and Employee (and their respective permitted successors and assigns) any rights or remedies under, or by reason of, this Agreement.

9.10                        Income Tax Reporting.  Employee shall report the Annual Base Salary, the annual bonus and all payments made to Employee pursuant to Section 2.3 as ordinary income for Federal, State and local income tax purposes, as required.

9.11                        Disclosure.  During the Term and for three years after such Term, Employee shall not communicate the contents of this Agreement to any Person that he intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business, except that Employee shall disclose to such a Person Employee’s continuing obligations to the Company pursuant to Section 3 of this Agreement.

9.12                        Remedies.  Employee acknowledges that his failure to comply with any provision of this Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, Employee acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by Employee under this Agreement.

9.13                        Survival of Certain Obligations.  The obligations of the Company and Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of this Agreement.

9.14                        Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.  Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

9.15                        Attorneys’ Fees.  In the event an action or proceeding is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to such reasonable attorneys’ fees as the court may award.

9.16                        Headings.  Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Employee has duly executed and delivered this Agreement, as of the date first written above.

EMPLOYEE:

/s/ Steve Montross
Steve Montross
Address:	400 Thorne Lane
Lake Forest, IL 60045

Fax:

COMPANY:

CPI ACQUISITION, INC.

By:	/s/ Nicholas Peters
Name:	Nicholas Peters
Title:	Vice President and Director

[Signature Page to Employment and Non-Competition Agreement]